UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2004

Venture Financial Group, Inc.
(Exact Name of Registrant as specified in its charter)

Washington	0-24024	91 - 1277503
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

721 College Street SE, PO Box 3800, Lacey, Washington	98503
Address of Principal Executive Office	Zip Code

Registrant's telephone number including area code 360-459-1100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

(a)	On October 9, 2004, Venture Financial Group, Inc.'s wholly owned subsidiary Venture Bank completed the sale of seven bank branches.
(b)	The assets sold consist of seven bank branches including the real property and personal property at the Toledo, Winlock, Elma, Montesano, Hoquiam, Aberdeen and Panorama City branches and the transfer of deposit accounts at those locations.
(c)	Timberland Bancorp, Inc.'s (NASDAQ: "TSBK") wholly owned subsidiary Timberland Bank, a Washington chartered stock savings bank, purchased the assets and assumed certain liabilities of Venture Bank related to the seven bank branches.
(d)	The consideration received for the assets consisted of a $7.8 million premium paid on approximately $88 million of transferred deposits and $1.7 million for the real and personal property.
(e)	Not applicable.

Item 7.01 Regulation FD Disclosure.

                On October 12, 2004, Venture Financial Group issued a press release announcing completion of the sale of seven Venture Bank branches to Timberland Bank. A copy of the press release is included with this Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits.
	(99.1)	October 12, 2004, press release announcing completion of the sale of seven Venture Bank branches to Timberland Bank.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTURE FINANCIAL GROUP, INC.
(Registrant)
Date: October 13, 2004	By:	/s/ Ken F. Parsons, Sr.
Ken F. Parsons, Sr. President and Chief Executive Officer

EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact:	Joseph Beaulieu
Senior VP, Marketing
360.459.1100

VENTURE BANK FINALIZES SALE OF SEVEN BRANCHES

Latest Move in Venture's Strategic Plan for Focused Growth

Olympia WA., October 12, 2004 - Publicly-held Venture Financial Group, Inc., parent company of Venture Bank (www.venture-bank.com), today completed the sale of seven (7) branches to Timberland Bank (www.timberlandbank.com). This is part of Venture's on going strategy to focus growth in more populated areas along the interstate corridors.

In exchange for $88 million in deposits, Venture received a premium of $7.8 million, resulting in $4 million gain after a reduction of existing goodwill in the amount of $1.9 million and after tax. The $4 million represents an additional $.62 per share to existing Venture shareholders. In addition, Venture will recognize an approximate after tax gain of $200,000 on the sale of real and personal property. Management estimates the reduced expenses should enhance annual earnings per share approximately $0.10 going forward.

"From a strategic perspective, this was the right decision for us to make," said Ken F. Parsons, Sr., Chairman and CEO. "What makes it even more compelling is the benefit to shareholder value."

Earlier this year Venture Bank purchased a site for its first King County branch in Kent. It is scheduled to open in the fourth quarter of this year. The Bank has also announced plans to build a new, 50,000 square foot administrative headquarters at DuPont Station. Both of these are an integral part of Venture Bank's growth strategy.

"This reallocation of administrative and financial resources enhances our ability to roll out the Venture Bank brand in new markets that are more receptive to our style of banking," commented Jon M. Jones, President of Venture Bank. "We are excited about how this will allow us to move the company forward," Jones added.

Formed in 1979, Venture Bank offers a full spectrum of financial services, including commercial, construction, residential and consumer lending, deposit products, online banking and bill pay, and investment services through its wholly owned subsidiary, Venture Wealth Management, Inc.

Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Such statements are subject to risks and uncertainties. Actual results could differ materially from those discussed in the press release as a result of risk factors including those identified in the Form 10-K Annual Report for December 31, 2003 filed by Venture Financial Group, Inc. with the SEC. Specific risks in the press release include the estimated expense reduction in future periods, the timing and opening of the bank's branch in Kent, WA and the construction of its new administrative headquarters.

Further information about the Bank may be found on the Internet at www.venture-bank.com.

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